Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of March 21, 2007 (the “Effective Date”), by and between Vyyo Inc., a Delaware corporation (the “Company”), and Wayne Davis (“Davis”).

In connection with Davis’ employment with the Company, the Company and Davis desire to enter into this Agreement according to the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                       Employment Duties.

a.                                       General.  The Company hereby agrees to employ Davis, and Davis hereby agrees to accept employment with the Company, on the terms and conditions set forth below.

b.                                      Company’s Duties.  The Company shall allow Davis to, and Davis shall, perform responsibilities normally incident to the position of Chief Executive Officer, commensurate with his background, education, experience and professional standing.  The Company shall provide Davis with such office equipment, supplies, customary services and cooperation suitable for the performance of his duties.

c.                                       Davis’ Duties.  Davis shall devote such time as necessary to fully perform his services as Chief Executive Officer and shall report directly to the Company’s Board of Directors. The parties acknowledge that Davis may perform his duties from any location, and shall travel to the Company’s headquarters in Norcross, Georgia and its facility in Israel as the Company’s business dictates.

2.                                       Term.    The initial term of this Agreement is three years (the “Initial Term”).  Thereafter, this Agreement may be renewed by Davis and the Company on such terms as the parties may agree to in writing.  Absent written notice of termination of this Agreement given by one party to the other party not less than 30 days prior to the end of the Initial Term or any Renewal Term (as defined below), this Agreement will be automatically renewed for a one-year extension (each such extension a “Renewal Term” and the Initial Term together with any and all Renewal Terms, the “Term”).  Notwithstanding the foregoing, this Agreement is subject to earlier termination as provided herein.

3.                                       Compensation.  Davis shall be compensated as follows:

a.                                       Salary.  Davis shall receive an annual salary of Three Hundred Thousand Dollars ($300,000).  The Company agrees to review the salary on or before December 31, 2007, and thereafter at the end of each calendar year during the Term based upon Davis’ services and the financial results of the Company, and to make such changes as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors.  Davis’ annual salary shall be payable on a semi-monthly basis, in accordance with the Company’s usual payroll practices.

b.                                      Bonus Compensation. During each calendar year in the Initial Term, Davis may become eligible to receive an annual cash bonus up to an aggregate of Three Hundred Thousand Dollars ($300,000) based on performance objectives to be agreed to by Davis and the Board of Directors.  The performance objectives will be established each year as follows:  (i) for the 2007 calendar year, no later than 60 days following the Effective Date; and (ii) for subsequent calendar years, no later than 60 days following the start of such calendar years. Any bonus earned by Davis in a particular calendar year will be paid by the Company in the manner and time period agreed to by the parties.  The bonus shall be prorated should Davis’ employment terminate prior to a full calendar year.

c.                                       Stock Options.  As of the Effective Date, the Company shall grant Davis a stock option to purchase 600,000 shares of the Company’s capital stock.  The stock options shall be granted with an exercise price equal to fair market value of the Company’s common stock on the date of grant and shall be governed by the terms of an option agreement which will set forth the vesting schedule of such shares.  If there is any conflict between this Agreement and the terms of the option agreement, the terms of the option agreement will control.

d.                                      Vacation.  Davis shall accrue paid vacation at the rate of 30 days for each calendar year during the Term, prorated as applicable for any partial calendar year and subject to the terms of the Company’s vacation policy.  Davis shall be compensated at his usual rate of base compensation during any such vacation.  Davis shall be entitled to paid holidays as generally given by the Company and shall receive sick leave or disability leave in accordance with the terms of the Company’s standard sick leave or disability leave policy.

e.                                       Benefits.  Davis and his dependents shall be entitled to participate in any group plans or programs maintained by the Company for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time subject to the terms and conditions of such plans. Davis shall also be entitled to director and officer insurance in such amounts and coverage and such indemnification provisions as are afforded other officers and directors of the Company.  The foregoing benefits shall be paid by the Company.

f.                                         Expenses.  The Company shall reimburse Davis for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the Company’s business in accordance with the Company’s general policy as adopted from time to time.  In addition, Davis shall be reimbursed for the reasonable costs associated with cellular telephone usage and shall be entitled to reimbursement for such reasonable continuing professional education, memberships and certifications as are deemed normal and appropriate for chief executive officers as determined by the Board of Directors.  As a condition of payment or reimbursement, Davis agrees to provide the Company with copies of all available invoices and receipts, and otherwise account to the Company in sufficient detail to allow the Company to claim an income tax deduction for such paid item, if such item is deductible.  Reimbursements shall be made on a monthly or more frequent basis in accordance with the Company’s reimbursement policies then in effect.

4.                                       Confidentiality and Competitive Activities.  Davis agrees to execute an employee proprietary information and inventions agreement in a form approved by the parties, which will include provisions related to confidentiality of Company information, assignment of inventions, non-competition and non-solicitation of customers and employees.

5.                                       Termination.

a.                                       Termination without Cause; Voluntary Termination.  The Company may terminate this Agreement and Davis’ employment hereunder without Cause (as defined below) and with or without prior review or warning by providing 60 days prior written notice to Davis.  Davis may voluntarily terminate his employment at any time upon 60 days’ prior written notice to the Company.

b.                                      Termination for Cause.  The Company may immediately terminate Davis’ employment at any time for Cause.  Termination for Cause shall be effective from the receipt of written notice thereof to Davis specifying the grounds for termination.  “Cause” shall be deemed to include:  (i) Davis’ willful misconduct, or failure to perform, his material duties provided that Davis is given written notice setting forth with reasonable specificity such misconduct or failure and Davis fails to correct such behavior within 30 days following receipt of notice; (ii) Davis’ conviction of a felony offense or conviction for any unlawful act which would be materially detrimental to the Company’s reputation, or a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or (iii) Davis’ breach of any material provision of this Agreement or breach of his employee proprietary information agreement. The Company’s exercise of its rights to terminate with Cause shall be without prejudice to any other remedies it may be entitled at law, in equity or under this Agreement.

c.                                       Termination Upon Death or Disability.  This Agreement shall automatically terminate upon Davis’ death.  In addition, if any disability or incapacity of Davis to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of 30 days (excluding any accrued vacation) out of any 120 calendar day period, the Company may terminate Davis’ employment upon written notice.  Payment of salary to Davis during any sick leave shall only be to the extent that Davis has accrued sick leave or vacation days.

6.                                       Severance Payment Upon Termination of Employment.  The severance payment set forth below shall be in addition to any amounts owed to Davis as earned but unpaid wages through the date of termination and accrued but unused vacation through the date of termination.

a.                                       Termination Without Cause.  If the Company terminates this Agreement without Cause prior to the first anniversary of the Effective Date, the Company shall pay Davis a severance payment equal to six months of his annual salary (without bonus), payable over such period in accordance with the Company’s usual payroll practices.  If the Company terminates this Agreement without Cause after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date, the Company shall pay Davis a severance payment equal to nine months of his annual salary (without bonus) payable over such period in accordance with the Company’s usual payroll practices.  If the Company terminates this Agreement without Cause after the second anniversary of the Effective Date, the Company shall pay Davis a severance payment equal to 12 months of his annual salary (without bonus), payable over such period in accordance with the Company’s usual payroll practices.

b.                                      Execution of Release.  Davis agrees that Davis’ right to receive any severance payment is conditioned on the prior execution by Davis of a binding general release (in such form as the Company may determine) of any and all claims against the Company and any affiliates, and their respective officers, directors, employees or other agents.

7.                                       Compensation Upon a Change of Control.

a.                                       Change of Control Termination.  If Mr. Davis’ employment is terminated upon Change of Control Termination (as defined below), Davis shall be entitled to the following compensation:

(i)                                     Cash Payment.  In lieu of any severance payment described above in Section 6, payment in cash of an amount equal to the sum of one times Davis’ then current annual salary plus 100% of Davis’ annual target bonus as in effect for the calendar year in which the Change of Control Termination occurs, payable in accordance with the Company’s usual payroll practices.

(ii)                                  Stock Options.  Any stock options granted to Davis that are outstanding immediately prior to but are not vested as of the date of the Change of Control Termination shall become 100% vested as of the date of the Change of Control Termination.

(iii)                               Benefits.  For a period of one year following Davis’ date of termination, the continuation of the same or comparable life, health, disability, vision, hospitalization, dental and other insurance coverage (including equivalent coverage for Davis’ spouse and dependent children) as Davis was receiving immediately prior to the Change of Control.

b.                                      Offer of Employment with Successor.  If upon a Change of Control Davis is offered employment by the Company’s successor with responsibilities substantially similar to that contemplated by this Agreement and Davis does not accept such offer, 33.3% of the stock options granted to Davis that are outstanding immediately prior to but are not vested as of the date of the Change of Control shall become vested as of the date of the Change of Control.

c.                                       Employment with Successor.  If upon a Change of Control Davis accepts employment with the Company’s successor with responsibilities substantially similar to that contemplated by this Agreement, 33.3% of the stock options granted to Davis that are outstanding immediately prior to but are not vested as of the date of the Change of Control shall become vested as of the date of the Change of Control. If Davis terminates his employment for Good Reason (as defined below) with the Company’s successor on or after the 6-month anniversary of commencement of such employment, all remaining stock options granted to Davis that are outstanding immediately prior to but are not vested as of the date of his termination for Good Reason shall become vested as of the date of such termination.

d.                                      For the purposes of this Section, “Change of Control” means the occurrence of any of the following events:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the then outstanding shares of the Company’s common stock or the total voting power represented by the Company’s then outstanding voting securities (other than pursuant to a Business Combination which is covered by clause (iii) below);

(ii)                                  the consummation of the sale or other disposition (including in whole or in part through licensing arrangement(s)) of all or substantially all of the Company’s assets, other than sales, other dispositions or licenses of assets made to a parent or a  wholly-owned subsidiary of the Company, or an entity under common control with the Company;

(iii)                               the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or a series of related such transactions (each, a “Business Combination”), in each case unless following such Business Combination (A) the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any entity (a “Parent”) that, as a result of such transaction, owns the Company or the surviving entity or all or substantially all of the Company’s or surviving entity’s assets directly or through one or more subsidiaries) at least 50% of the total voting power represented by the Company’s voting securities or such surviving entity or Parent outstanding immediately after such Business Combination; and (B) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the total voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

(iv)                              approval by the Company’s stockholders of a complete liquidation or dissolution of the Company other than in the context of a transaction or series of related transactions that would not constitute a Change of Control under clause (iii) above.

e.                                       For the purposes of this Section, a “Change of Control Termination” shall mean a termination of employment within one year following a Change of Control where the Company or a party effecting a Change of Control of the Company terminates Davis’ employment without Cause, other than as the result of Davis’ death or disability.

f.                                         For the purposes of this Section, “Good Reason” shall exist if Davis terminates his employment within 60 days of the occurrence of any of the following:  (i) a material adverse change in his position or title; or (ii) a reduction in his base salary from that provided in this Agreement unless the reduction affects all employees generally.

8.                                       Corporate Opportunities.

a.                                       Duty to Notify.  In the event that during the Term Davis shall become aware of any material and significant business opportunity directly related to any of the Company’s significant businesses, Davis shall promptly notify the Company’s Board of Directors of such opportunity.  Davis shall not appropriate for himself or for any other person other than the Company, or any affiliate of the Company, any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within 30 days.  Davis’ duty to notify the Company and to refrain from appropriating all such opportunities for 30 days shall neither be limited by, nor shall such duty limit, the application of the general law of Georgia relating to the fiduciary duties of an agent or employee.

b.                                      Failure to Notify.  In the event that Davis fails to notify the Company of, or so appropriates, any such opportunity without the express written consent of the Company, Davis shall be deemed to have violated the provisions of this Section notwithstanding (i) the capacity in which Davis shall have acquired such opportunity; or (ii) the probable success in the Company’s hands of such opportunity.

9.                                       Miscellaneous.

a.                                       Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters.  The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

b.                                      No Implied Waivers.  The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

c.                                       Personal Services.  It is understood that the services to be performed by Davis hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Davis.  This Agreement shall inure to the benefit of and bind the successors and assigns of the Company.

d.                                      Severability.  If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby.

e.                                       Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflict of law principles.

f.                                         Notices.  All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given 72 hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below.  Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VYYO INC.		WAYNE DAVIS
6625 The Corners Parkway, Suite 100		6625 The Corners Parkway, Suite 100
Norcross, Georgia 30092		Norcross, Georgia 30092

By:	/s/ Davidi Gilo	/s/ Wayne Davis
	Davidi Gilo, Chairman of the Board of	(Signature)
Directors

**SIGNATURE PAGE TO EMPLOYMENT AGREEMENT**